EXHIBIT 99.1

Rigel Announces First Quarter 2005 Financial Results

SOUTH SAN FRANCISCO, Calif., May 3 /PRNewswire-FirstCall/ — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the first quarter ended March 31, 2005. For the first quarter of 2005, Rigel reported a net loss of $11.2 million, or $0.57 per share, compared to a net loss of $13.1 million, or $0.81 per share, in the first quarter of 2004. Weighted average shares outstanding for the first quarters of 2005 and 2004 were 19.7 million and 16.0 million, respectively. Rigel reported revenue from collaborations of $2.6 million in the first quarter of 2005, compared to $1.5 million in the first quarter of 2004. The increase in 2005 revenue was primarily due to the initiation in late 2004 of our collaboration with Merck in the area of ubiquitin ligases and our recently announced Pfizer collaboration in the area of asthma and COPD. Revenue in both periods includes amortized upfront payments and research reimbursement funds received from our collaboration partners. Total operating expenses were $14.0 million in the first quarter of 2005, compared to operating expenses of $14.6 million in the first quarter of 2004. The decrease in operating expenses was primarily attributable to recovery of stock-based compensation expense offset by an increase in preclinical and clinical costs and personnel expenses. As of March 31, 2005, Rigel had cash, cash equivalents and available-for-sale securities of $70.5 million compared to $71.4 million at December 31, 2004. Rigel received an upfront payment associated with the collaboration agreement with Pfizer, which served to offset the majority of cash used in the quarter ended March 31, 2005. “During the first quarter of 2005, we continued to make excellent progress with our clinical development efforts as well as advance our research and preclinical programs,” said James M. Gower, chairman and chief executive officer of Rigel. “In late March, we announced results from our Phase I clinical study of R406, an orally-delivered product candidate for the treatment of rheumatoid arthritis, a chronic inflammatory disease that progressively destroys joint cartilage and bone. R406 was well tolerated and generated biomarker data that established a correlation between R406 plasma levels and the inhibition of its target. These results will allow us to move into broader, longer-term safety and pharmacokinetics studies later this year. In addition, we anticipate initiating a second Phase II study with R112, our product candidate for allergic rhinitis, this summer and expect to initiate clinical development of R763, an Aurora kinase inhibitor for the treatment of certain cancers later this year.”

About Rigel (www.rigel.com) Rigel’s mission is to become a source of novel, small-molecule drugs to address large, unmet medical needs. We have four research and development programs investigating treatments for asthma/allergy, rheumatoid arthritis, oncology and hepatitis C. Our strategy is to initiate clinical trials with at least one new product candidate annually and to pursue partnerships with pharmaceutical and biotechnology companies for late-stage clinical development and commercialization of those product candidates.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of product candidates and the timing thereof and the potential efficacy of product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004. Rigel does not undertake any obligation to update forward-looking statements.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Revenues:
Contract revenues from collaborations	$2,618	$1,487

Operating expenses:
Research and development	12,200	10,909
General and administrative	3,315	2,752
Stock-based compensation (see Note A)	(1,468)	946
Total operating expenses	14,047	14,607
Loss from operations	(11,429)	(13,120)
Interest income/(expense), net	265	69
Net loss	$(11,164)	$(13,051)
Net loss per common share, basic and diluted	$(0.57)	$(0.81)
Weighted average shares used in computing net loss per common share, basic and diluted	19,713	16,047

Note A

Stock-based compensation excluded from:
Research and development	$(1,027)	$785
General and administrative	(441)	161
	$(1,468)	$946

SUMMARY BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2005	2004(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$70,515	$71,427
Total assets	80,383	78,822
Stockholder’s equity	44,793	52,301

(1) Derived from audited financial statements

SOURCE Rigel Pharmaceuticals, Inc.

-0- 05/03/2005

/CONTACT: Jim Welch of Rigel Pharmaceuticals, Inc., +1-650-624-1176, or

invrel@rigel.com/

/Web site: http://www.rigel.com /

(RIGL)